Exhibit 99.1

NANOMETRICS INCORPORATED	1550 Buckeye Drive	Milpitas CA 95035	Tel: 408.435.9600	Fax: 408.232.5910

News Release

Agency Contact:	Company Contact:
Vincent Mayeda	Peter Gise
The Loomis Group	Nanometrics, Inc.
909.614.1767, 909.606.5317 fax	408.435.9600 ext. 264, 408.232.5910 fax
email: mayedav@loomisgroup.com	email: pgise@nanometrics.com

NANOMETRICS NAMES MICHAEL WEBER VICE PRESIDENT OF ENGINEERING

Milpitas, Calif., April 11, 2005 — Nanometrics, Inc. (Nasdaq: NANO), a leading supplier of advanced integrated and standalone metrology equipment for the semiconductor industry, today named Michael Weber, 47, to the newly created position of Vice President of Engineering. Weber will manage all aspects the company’s engineering and product development programs in Milpitas, and report directly to Nanometrics President and CEO John Heaton.

Weber, who has been issued eight patents in metrology and instrumentation over his career, brings to Nanometrics more than 20 years’ experience in product engineering and business management, including 15 years’ experience managing semiconductor metrology programs. Most recently, Weber was the vice president of KLA-Tencor’s Surface Metrology division, where he was responsible for technology and product strategy programs.

According to Heaton, Weber’s applied experience in the complicated task of developing new technologies and incorporating them into new products was an important factor in this appointment. “We are pleased to welcome Michael, who brings in-depth metrology expertise and technical knowledge to Nanometrics,” stated Heaton. “His acute understanding of managing successful metrology development programs will be invaluable in providing the necessary leadership for this key position.”

Prior to his position as VP of Surface Metrology for KLA-Tencor, Weber was VP of Engineering for Sensys Instruments. Before joining Sensys Instrument, he held several positions within KLA-Tencor, including director of Engineering and director of Technical Marketing. Weber began his career in 1983 developing mass spectrometer instruments for San Jose, Calif.-based Finnigan MAT. Weber holds a Physik-Diplom degree (the equivalent to a master’s degree in physics) from Universität Bremen, Germany.

About Nanometrics

Nanometrics is a leader in the design, manufacture and marketing of high-performance process control metrology systems used in the manufacture of semiconductors, integrated circuits and flat panel displays. Nanometrics metrology systems measure various thin film properties, critical circuit dimensions and layer-to-layer circuit alignment (overlay) during various steps of the manufacturing process, enabling semiconductor and integrated circuit manufacturers to improve yields, increase productivity and lower their manufacturing costs. Nanometrics maintains its headquarters in Milpitas, and sales and service offices worldwide. Nanometrics is traded on NASDAQ under the symbol NANO. Nanometrics’ website is: http://www.nanometrics.com

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